20%
80%
Federal Republic of Germany
German federal states
KfW – A two minute guide
The following information is dated 24 October 2012 and has not been subsequently updated. No person other than KfW has been authorized to use or distribute this document.
KfW at a glance
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The promotional bank of the Federal Republic of Germany, established in 1948 as a public law institution
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Exempt from corporate taxes and from the requirements of the German Banking
Act
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Regulated by the “Law Concerning KfW”
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Supervised by the German Federal Ministry of Finance in consultation with the
Federal Ministry of Economics and Technology
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Benefits from explicit and direct statutory guarantee and institutional liability of the Federal Republic of Germany
Ownership structure
Our credit quality*
The Law Concerning KfW expressly provides that the Federal Republic of Germany guarantees all existing and future obligations of KfW in respect of money borrowed, bonds and notes issued and derivative transactions entered into by
KfW, as well as obligations of third parties that are expressly guaranteed by KfW (Law Concerning KfW, §
1a).
* A rating is not a recommendation to buy, hold or sell the securities.  Ratings are subject to revision or withdrawal at any time by the assigning rating organization.   Each rating
should be evaluated independently of any other rating.
** Outlook changed to “negative” on July 25, 2012.
Rating agency Short-term rating Long-term rating Outlook
Fitch Ratings F1+ AAA Stable
Moody’s P-1 Aaa Negative**
Standard & Poor’s A-1+ AAA Stable
Our financial performance
(consolidated financial statements prepared in accordance with IFRS as adopted by the EU; capital ratios are calculated on the basis of the German Banking Act)
2011 2010 2009
Total promotional business volume 70,390 81,351 63,867
Operating result before valuation 1,869 2,302 2,198
Consolidated profit 2,068 2,631 1,127
Total assets 493,337 440,280 400,305
Equity 17,847 15,784 13,121
Tier 1 ratio 15.4% 12.4% 9.4%
Total capital ratio 17.8% 14.7% 11.7%
Our responsibility
We take particular responsibility for promoting the protection of the environment and the climate
Share of total promotional business volume as of December 31, 2011: 32%
Our main activities comprise:
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Promotion of small and medium-sized enterprises, business founders, start-ups and self-employed professionals
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Provision of housing-related loans and grants as well as financing for education to private individuals
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Financing for infrastructure projects, primarily for municipalities, and global funding to other German regional development agencies and financial institutions
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Export and project finance
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Promotion of developing and transition countries
Filed pursuant to Rule 433
Registration No. 333-181385
EUR in millions (as of Dec. 31)

KfW – A two minute guide
Benchmark Programmes
(EUR & USD)
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Global format - SEC registered
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Target size: 3 - 5 billion
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Benchmark maturities:
e.g. 3y, 5y, 10y
Other Public Bonds
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Strategic non-core markets:
AUD, CAD, GBP, NOK, NZD, SEK
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Niche markets: BRL, TRY, ZAR...
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Complementary issues in EUR & USD
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Fixed or floating rate, callables
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EMTN or Global format
Private Placements
*
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Tailor-made structured notes
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Flexible in currency, structure, and
maturity
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EMTN or US-MTN format
*
Term used here in the commercial sense to refer to
sales to a specific investor or a limited number of
investors.
79.7
76.4
74.7
0
20
40
60
80
100
2009 2010 2011
KfW’s US-MTN Program
0
10
20
30
40
50
60
Benchmark Public Private
2009 2010 2011
0
10
20
30
40
50
EUR USD AUD GBP NOK JPY Others
2009 2010 2011
Fact Sheet
Program volume USD 10 billion
Targeted investors US-domiciled investors
Currencies USD and other major currencies
Governing law, forum German law, Frankfurt am Main
Listing None
Registered with the SEC
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About KfW Bankengruppe: www.kfw.de
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About KfW’s SEC-registered securities and company information: www.sec.gov/edgar.shtml
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Subscription to KfW’s e-mail US-newsletter under: www.kfw.de/us-investors
Where to find out more
Dr. Frank Czichowski Treasurer + 49 69 7431-2165 frank.czichowski@kfw.de
Horst Seissinger Head of Capital Markets + 49 69 7431-2048 horst.seissinger@kfw.de
Petra Wehlert Head of New Issues Public Bonds + 49 69 7431-4650 petra.wehlert@kfw.de
Alexander Liebethal Head of New Issues Private Placements + 49 69 7431-4656 alexander.liebethal@kfw.de
Dr. Bernd Siegfried Head of Investor Relations + 49 69 7431-4236 bernd.siegfried@kfw.de
How to contact us
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov/edgar.shtml. KfW’s prospectus supplement relating to the US MTN Program is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000104746912008092/a2209650z424b3.htm , KfW’s base prospectus relating to SEC-registered notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008091/a2209648z424b3.htm Alternatively, the issuer will arrange to send you the prospectus, which you may request by calling collect 1800 292 0049 (for the operator) and then 069 7431 22 22  (for KfW's Investor Relations Team) or by emailing investor.relations@kfw.de.
KfW is one of the largest regular borrowers in international capital markets.
We are committed to a responsible issuance strategy focusing on the liquidity and stability of our bonds.
Funding volume (EUR in billion)
Issuance by instruments (in %)
Issuance by currencies (in %)
Our funding strategy and instruments